Exhibit 10.1

October 14, 2026

Dear Peter,

Congratulations! We are excited to invite you to join us at Mattel, where we empower generations to explore the wonder of childhood and reach their full potential.

Mattel would like to extend you an offer of employment for the position of Chief Financial Officer at the El Segundo location, reporting to the Chief Executive Officer, contingent on the terms and conditions set forth in the General Information section below, with an anticipated start date of October 20, 2026 (the “Start Date”). In connection with your appointment as Chief Financial Officer, and subject to approval by Mattel’s Board of Directors (the “Board”), you will also be appointed to serve as a member of the Board effective on your Start Date (or as soon as practicable thereafter). Upon any termination of your employment with Mattel for any reason, you shall be deemed to have tendered your resignation, effective as of the date of such termination, from the Board (and any committee thereof) and from the board of directors (and any committee thereof) of any of Mattel’s affiliates, and from any other position or office you then hold with Mattel or any of its affiliates, which resignation the Board may accept or reject in its discretion.

You may continue your existing and pre-approved external board of director and charitable or community organization commitments as you have disclosed to Mattel in writing prior to the date hereof (including your service on the USC Marshall School of Business Advisory Board). You may also (i) engage in charitable, civic and educational activities, (ii) manage your personal investments and (iii) subject to the prior written consent of the Board (which shall not be unreasonably withheld, conditioned or delayed), serve on up to two for-profit corporate boards (only one of which may be the board of a publicly traded company, other than Mattel) inclusive of your existing and pre-approved positions, in each case so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties hereunder in any material respect.

This letter provides an overview of some of the offerings available to you as an employee of Mattel, should you choose to accept our offer. For purposes of this letter, “Mattel” will refer to Mattel, Inc. and its subsidiaries.

BASE PAY

Your annual base pay will be $1,300,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay and your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on the Company’s needs. Paychecks are issued every other Friday for the previous two weeks via direct deposit or, if you do not have direct deposit, to the home address you have on file. For payroll purposes, our workweek is Monday through Sunday. Commencing with the 2028 performance year, the Compensation Committee of the Board

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(the “Committee”) will review your base pay and annual target total direct compensation (consisting of base pay, cash bonus and annual long-term incentive grants) annually, consistent with Mattel’s compensation review practices. During the course of such review, the Committee may increase, but not decrease, your base pay as it deems appropriate. You will not be entitled to any additional compensation for your services as a member of the Board.

BONUS - MATTEL INCENTIVE PLAN

The Mattel Incentive Plan (“MIP”) is an annual, discretionary, global cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results.

Commencing with the 2027 performance year, you will be eligible for a target MIP award of 100% of your base pay, with the potential to earn up to a maximum of 200% of your base pay. The amount of your actual award, if any, will depend on Mattel’s financial performance results and your individual performance results, and shall not be subject to reduction or the exercise of negative discretion applied solely to you under the MIP (it being understood that the foregoing shall not limit the Committee’s ability to determine achievement of the applicable performance goals in accordance with the terms of the MIP). Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.

In order to earn an award under the MIP, you need to be continuously employed as an active regular employee of Mattel through the payment date thereof, except as provided herein or in the Executive Severance Plan (as defined below). You will not be eligible to participate in the MIP for the 2026 performance year.

MAKE WHOLE CASH SIGNING BONUS

You will receive a make whole cash signing bonus in the gross amount of $1,400,000, less applicable federal and state taxes and other required withholdings, payable no later than December 31, 2026, subject to your commencement of employment on the Start Date and your continued employment through such payment date. If, on or prior to December 31, 2027, you voluntarily terminate your employment with Mattel without Good Reason (as defined below), or you are discharged for Cause (as defined below), the signing bonus will not have been earned, and you agree to repay this entire gross amount in full within 30 days of such termination of employment, without regard to whether you are able to recover some or all of the taxes paid with respect to the signing bonus.

CAR ALLOWANCE

You will be entitled to receive a monthly car allowance in the amount of $2,000, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance, and you are responsible for tracking any business usage/expenses for your personal tax purposes.

OTHER PERQUISITES

You will be eligible to receive a comprehensive physical examination annually. You will be permitted to travel (and to be reimbursed for the cost of travel, to the extent applicable), consistent with applicable Mattel policy.

STOCK GRANTS

Inducement PSU Grant

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As an inducement to your agreement to be employed by Mattel, you will receive a new hire performance-based restricted stock unit (“PSU”) grant with a grant date fair value of $3,300,000, on your Start Date (the “Inducement PSU Award”). The number of PSUs comprising the Inducement PSU Award will be determined by dividing $3,300,000 by Mattel’s closing stock price on the grant date.

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The Inducement PSU Award will, subject to your continued employment with Mattel, cliff vest at the end of a three-year performance period beginning on your Start Date, subject to Mattel achieving a relative total shareholder return over such period that is equal to or greater than the 55th percentile as compared to the constituents of the S&P 500 Index as of the end of such period.

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Upon a termination of your employment by Mattel without Cause or by you with Good Reason or as a result of your death or disability (as defined in Mattel’s long-term disability plan), the Inducement PSU Award shall remain outstanding and be eligible to be earned subject to the achievement of the performance goal measured at the end of the performance period and, if the goal is achieved, shall vest and settle as if you had remained employed through the end of the performance period and in accordance with the applicable award agreement.

•	Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

2026 and 2027 Annual Stock Grants

You will receive a pro-rated 2026 annual stock grant. Your 2026 stock grant value will be $1,000,000 and will be granted in the form of restricted stock units (“RSUs”), as follows:

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The grant date for your 2026 stock grant will be your Start Date. Your 2026 stock grant will vest, subject to your continued employment with Mattel, over the three-year period following the grant date as follows: 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

You will also receive a portion of your 2027 annual stock grant on your Start Date. This portion of your 2027 annual stock grant will have a grant value of $2,500,000 and will be granted in the form of RSUs. This portion of your 2027 annual stock grant will vest, subject to your continued employment with Mattel, over the three-year period following the grant date as follows: 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

The second portion of your 2027 annual stock grant will be granted in the form of PSUs on the same date, and on the same terms as the 2027 annual stock grants for other senior executives of Mattel, including standard vesting terms, and will have a grant date value of $2,500,000 such that your total 2027 annual stock grant value will have a grant date value of $5,000,000.

Annual stock grants in future years are currently anticipated to be made around the end of April of each year and will be subject to approval by the Committee.

Please note this is a summary of your stock grants, and once approved, in order to receive your grants, you will be required to enter into stock grant agreements setting forth the terms and conditions that govern your stock grants. Except as expressly provided above, all equity grants (including the Inducement PSU Award, and your 2026 and 2027 annual stock grants) will have the same terms and conditions (including, but not limited to, termination protection upon retirement, death, disability and other qualifying termination) as those generally applicable to other senior executives of Mattel.

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Stock Ownership

You will be subject to stock ownership guidelines established as a multiple of base pay. Your stock ownership requirement will be three times your then-current annual base pay. You will have five years from your hire date to attain your targeted level of ownership. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by the Committee for individual compliance.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to support your total wellbeing.

Health and Welfare

You and your qualified dependents, if applicable, will be eligible to participate in Mattel’s health and welfare benefits (some of which require enrollment) as of your hire date, with the exception of short & long-term disability insurance, which will be available upon the completion of the 90-day introductory period. You will receive information about Mattel’s health and welfare benefits in your new hire materials.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k)-retirement program, the Mattel, Inc. Personal Investment Plan (“PIP”), that provides a variety of investment options. You will be automatically enrolled in the PIP if you are age 20 or older. The PIP currently provides generous Company Automatic and Company Matching contributions, in addition to your own contributions.

•	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your eligible pay, based on your age, even if you do not contribute.

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Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible pay, subject to Internal Revenue Code (“IRC”) limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically after 30 days from your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Contributions: Mattel will match your contributions 50% up to the first 6% of your eligible pay. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive PIP information in your new hire materials that provides additional details regarding your contribution and investment options, including your right to opt out of automatic enrollment.

Financial Counseling

You will be eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through service providers of your choice.

Deferred Compensation

You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”). Under this plan, you may elect to defer (pre-income tax) a portion of your base pay or annual MIP bonus, as well as continue deferrals and Mattel contributions that cannot be made into our 401(k) plan due to IRC limitations, with various investment and payment options available.

You will receive DCP information around 30 days from your hire date that provides additional details regarding your enrollment options.

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Flexible Personal Paid Time Off

Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Personal Paid Time Off (“Flexible Personal PTO”) for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to the needs of the business and the Chief Executive Officer’s discretion. For leaves of absence, jury duty, and sick leave, different practices apply.

LEGAL FEES

Mattel will pay up to $25,000 in legal fees actually incurred by you in connection with the review and negotiation of this letter, with such fees payable directly to your counsel within 60 days after Mattel’s receipt of a customary invoice reasonably detailing such fees.

COMPENSATION RECOVERY POLICY

You will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits the Committee to require forfeiture or reimbursement of certain cash and stock that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved. An acknowledgement will be provided to you for signature, along with a copy of the Clawback Policy.

EXECUTIVE SEVERANCE PLAN

You will be covered under the Mattel, Inc. Amended and Restated Executive Severance Plan B (the “Executive Severance Plan”) as a Tier 2 participant, effective as of the Start Date. A copy of your Participation Letter Agreement, along with a copy of the Executive Severance Plan, have been provided to you, and you and Mattel are signing the Participation Letter Agreement concurrently with the signing of this offer letter. For the avoidance of doubt, all equity awards granted to you, including the Inducement PSU Award and the stock grants made on your Start Date, will be treated as granted on or after your Eligibility Date (as defined in the Executive Severance Plan) for purposes of the Executive Severance Plan.

GENERAL INFORMATION

This offer letter is only a summary of your pay, benefit, and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information, enrollment instructions, and additional employee program information upon hire. If there are any conflicts between the terms of this letter and any plan documents, the terms of the plan documents will apply (except with respect to matters specifically and expressly addressed in this letter, which shall govern).

This offer letter supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer of employment. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party . If Mattel (in its sole discretion) determines that your confirmation may be in any material respect inaccurate for any reason and causes harm to Mattel, it can be a basis for terminating your employment with Cause. By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

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For purposes of this offer letter only, and without altering the at-will employment offered by Mattel, “Cause” shall mean (i) your willful neglect of significant duties you are required to perform or your willful violation of a material Mattel policy; (ii) the commission by you of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) your willful act or omission in the course of your employment which constitutes gross negligence; or (iv) your willful failure to obey a lawful direction of the Board or the Chief Executive Officer; provided that, in each of (i) through (iv) above, unless the described activity cannot be cured, corrected or ceased, you have received written notice of the described activity, have been afforded a reasonable opportunity to cure or correct the activity described in the notice, and have failed to substantially cure, correct or cease the activity, as appropriate. However, to the extent you act in good faith with the reasonable belief that your conduct was in the best interest of Mattel, such conduct shall not constitute Cause. Poor performance in and of itself shall not constitute Cause and you shall not be terminated for Cause as a result of actions or inactions which are based upon directions from the Board or the Chief Executive Officer or written advice of counsel to Mattel. Failure to perform duties as a result of your physical or mental incapacity or family or personal emergency shall not constitute Cause.

For purposes of this offer letter, “Good Reason” shall mean (i) prior to, or more than two years following, a Change of Control (as defined in the Executive Severance Plan), a “Non-Change of Control Good Reason” as defined in the Executive Severance Plan, provided that Good Reason (including a “Non-Change of Control Good Reason” for purposes of the Executive Severance Plan) shall also include a material diminution, taken as a whole, in your duties, authority or responsibilities as Chief Financial Officer, and (ii) on or within two years following a Change of Control, a “Change of Control Good Reason” as defined in the Executive Severance Plan.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will.

This offer is contingent upon satisfactory completion of a background check, including verification of information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. Should you choose to accept this offer and become an employee of Mattel, you will be subject to Mattel’s employment policies and Code of Conduct. As a condition of your employment, you must read and sign the following documents:

•	Employee Handbook, State Supplement and if applicable, business unit-specific addendum and Acknowledgement

•	Mutual Arbitration Agreement

•	Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own) and Addendum

•	Mattel’s Code of Conduct and Acknowledgement

•	Conflict of Interest Questionnaire

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If you would like to review any of these documents before you make your decision to accept our offer, your recruiter can provide them.

Should you choose to accept our offer, you will receive onboarding information via email providing information and forms that you will need to complete before or on your hire date.

Also, please note that as an executive of Mattel, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy (the “Policy”) and are subject to trading window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open trading window periods and in accordance with the Policy. Examples of such transactions include sales of shares of Mattel stock and changes in contribution elections to the Mattel stock fund under the PIP (Mattel’s 401(k) Plan) and DCP. You will receive additional information about the Policy and its restrictions shortly after your hire date.

Peter, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us in our mission to create innovative products and experiences that inspire fans, entertain audiences, and develop children through play!

Sincerely,

/s/ Karen Ancira
Karen Ancira
Executive Vice President & Chief People Officer

Agreed and accepted:

/s/ Peter Griffith	10/14/26
Peter Griffith	Date

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